Exhibit 99.1

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Telephone: (972) 668-8800

Contact: Roland O. Burns

Sr. Vice President and Chief Financial Officer

Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. REPORTS

THIRD QUARTER 2005 FINANCIAL AND OPERATING RESULTS

FRISCO, TEXAS, November 7, 2005 – Comstock Resources, Inc. (“Comstock” or the “Company”) (NYSE: CRK) today reported financial and operating results for the quarter and nine months ended September 30, 2005.

Financial Results for the Three Months and Nine Months Ended September 30, 2005

Comstock reported net income of $14.1 million or 33¢ per diluted share for the three months ended September 30, 2005 as compared to net income of $12.3 million or 34¢ per diluted share in the same quarter of 2004. The third quarter 2005 results include a $17.7 million unrealized loss on the Company’s derivatives held for price risk management. Without the unrealized loss from derivatives, net income for the third quarter of 2005 would have been approximately $25.6 million, or 60¢ per diluted share. Comstock's oil and gas sales were $71.6 million in 2005’s third quarter, an increase of 13% over 2004’s third quarter oil and gas sales of $63.2 million. Comstock generated $53.4 million in operating cash flow (before changes in working capital accounts) in 2005’s third quarter, which represents a 16% increase over 2004’s third quarter cash flow of $45.8 million. EBITDAX or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses was $58.9 million for the three months ended September 30, 2005 as compared to 2004’s third quarter EBITDAX of $48.1 million. On May 10, 2005, Comstock began accounting for its interest in Bois d’Arc Energy, Inc. (NYSE: BDE) (“Bois d’Arc”) under the equity method and since that date is no longer including its share of Bois d’Arc’s revenues, EBITDAX and cash flow in its consolidated results.

For the nine months ended September 30, 2005, Comstock’s oil and gas sales totaled $210.0 million, as compared to oil and gas sales of $190.5 million for the same period in 2004. Net income for the nine months ended September 30, 2005 was $19.1 million, or 47¢ per diluted share, as compared to net income of $31.0 million or 86¢ per diluted share in 2004. The 2005 results include the Company’s share of a one time provision of $64.6 million for deferred income taxes by Bois d’Arc in connection with its conversion from a limited liability company to a corporation and a gain of $28.8 million recognized by Comstock in connection with Bois d’Arc’s initial public offering. The 2005 results also include a $20.9 million unrealized loss on the Company’s derivatives held for price risk management. Excluding the one time adjustments to reflect Bois d’Arc’s conversion to a corporation and initial public offering and the unrealized loss on derivatives, Comstock’s net income for the nine months ended September 30, 2005 would have been $54.6 million or $1.35 per diluted share. Operating cash flow (before changes in working capital accounts) generated by Comstock was $147.3 million for the first nine months of 2005, a 14% increase from the first nine months of 2004’s cash flow of $128.7 million. For the nine months ended September 30, 2005, EBITDAX was $167.8 million as compared to EBITDAX of $146.7 million for the same period in 2004.

Production from Comstock’s onshore properties in the third quarter of 2005 totaled 8.6 Bcf equivalent of natural gas (“Bcfe”), a 25% increase from 2004’s third quarter production of 6.9 Bcfe. Hurricanes Katrina and Rita impacted the Company’s onshore production in the third quarter as the storms caused the shut in of certain of the Company’s fields. Deferred production attributable to the hurricanes totaled 368,000 Mcfe during the third quarter. For the first nine months of 2005, Comstock’s onshore production was 23.9 Bcfe, an increase of 10% as compared to production of 21.4 Bcfe in the same period of 2004.

Comstock’s share of Bois d’Arc’s earnings for the quarter was also significantly impacted by the storm activity in the Gulf of Mexico. Approximately 30% of Bois d’Arc’s production was deferred in the third quarter as production facilities were shut in during the storm activity and certain facilities were not restored to production due to damage to third party pipelines and processing facilities.

The Company’s realized natural gas price averaged $8.28 per Mcf in 2005’s third quarter as compared to $5.83 per Mcf in 2004’s third quarter. Realized oil prices in the third quarter of 2005 averaged $52.71 per barrel as compared to $42.46 per barrel for 2004. For the first nine months of 2005, Comstock’s realized natural gas price averaged $7.01 per Mcf as compared to 2004’s average natural gas price of $5.75 per Mcf. For the first nine months of 2005, Comstock’s realized oil price was $48.68 per barrel as compared to $38.12 per barrel in 2004.

Comstock’s debt has been reduced from $403.0 million at the beginning of 2005 to $282.0 million at the end of the third quarter. Comstock’s total stockholders equity increased from $355.9 million at the beginning of 2005 to $533.3 million at September 30, 2005. Debt as a percent of total book capitalization has improved from 53% at the end of 2004 to 35% at September 30, 2005.

Year to Date 2005 Drilling Results

Comstock also announced the results to date of its 2005 drilling program. Onshore, Comstock has drilled 59 wells (37.5 net) in the first nine months of 2005. Fifty-six (31.6 net) of the wells drilled were development wells and three (1.4 net) were exploratory. All of the development wells were successful and one (.2 net) of the exploratory wells was successful. The unsuccessful exploratory wells were a shallow test well drilled in West Texas and an unsuccessful exploratory well drilled to test the “Big Sandy” prospect in Polk County, Texas.

Comstock drilled 40 successful wells (30.5 net) in its East Texas/North Louisiana region. These wells have been tested at a per well average rate of 1.5 million cubic feet of gas equivalent (“Mmcfe”) per day and are part of Comstock’s expanded drilling program underway in this region for 2005. Comstock currently has three rigs under contract drilling in this region and six drilling rigs under contract for this region in 2006, which will allow the Company to drill 100 wells.

In its South Texas region, Comstock has drilled eight (2.8 net) successful wells. These wells have been tested at a per well average rate of 4.5 Mmcfe per day. In the third quarter Comstock participated in drilling two additional successful wells in the Ball Ranch field. The Clark Sain #14 was drilled to a depth of 12,052 feet and encountered 45 feet of net pay. The well’s initial production rate was 7.6 Mmcfe per day. Comstock has a 20% working interest in the well. The French State #1 was drilled to a depth of 14,458 feet and encountered 24 feet of net pay. The well’s initial production rate was 13.6 Mmcfe per day. Comstock has a 25% working interest in this well.

Comstock drilled ten wells (3.3 net) in its other regions during the first nine months of 2005. Nine (3.1 net) were successful and have been tested at a per well average rate of 1.6 Mmcfe per day. Six of the wells (1.0 net) were successful coal bed methane wells in the San Juan Basin in New Mexico. The remaining three (2.1 net) successful wells were drilled in Arkansas and Oklahoma.

Comstock’s offshore operations are conducted exclusively through its 48% ownership of Bois d’Arc. Bois d’Arc has drilled 17 offshore wells (15.2 net) in the Gulf of Mexico to date in 2005 with an 87% success rate. Eight of the wells were exploratory and nine were developmental. All of the exploration wells were successful and seven of the nine developmental wells were successful. The discoveries at Ship Shoal block 111, which proved up the “Laker” prospect, the South Timbalier block 75 discovery, which tested the “Doc Holiday” prospect, and the Ship Shoal block 92 “Paddlefish” well were the larger reserve discoveries made by Bois d’Arc this year.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas and in the Gulf of Mexico through its ownership in Bois d’Arc Energy, Inc. (NYSE: BDE). The Company’s stock is traded on the New York Stock Exchange under the symbol CRK.

COMSTOCK RESOURCES, INC.

OPERATING RESULTS

(In thousands, except per share amounts)

	Three Months ended September 30,		Nine Months ended September 30,
	2005	2004	2005	2004

Oil and gas sales	$71,619	$63,202	$209,970	$190,471
Operating expenses:
Oil and gas operating	10,803	12,482	36,869	37,588
Exploration	2,423	6,728	19,709	11,907
Depreciation, depletion and amortization	14,036	15,601	47,368	47,138
Impairment	3,400	—	3,400	—
General and administrative	3,058	3,344	11,015	9,316

Total operating expenses	33,720	38,155	118,361	105,949

Income from operations	37,899	25,047	91,609	84,522
Other income (expenses):
Other income	37	43	173	129
Interest income	242	495	1,449	529
Interest expense	(4,982)	(4,803)	(15,499)	(15,594)
Equity in earnings of Bois d’Arc Energy	6,358	—	(54,867)	—
Gain on sale of Bois d’Arc Energy shares	—	—	28,797	—
Loss on derivatives	(17,814)	(553)	(21,045)	(553)
Loss on early extinguishment of debt	—	—	—	(19,599)
Formation Costs	—	(982)	—	(982)

Total other expenses	(16,159)	(5,800)	(60,992)	(36,070)

Income before income taxes	21,740	19,247	30,617	48,452
Provision for income taxes	(7,602)	(6,929)	(11,469)	(17,443)

Net income	$14,138	$12,318	$19,148	$31,009

Net income per share:
Basic	$0.35	$0.36	$0.50	$0.91
Diluted	$0.33	$0.34	$0.47	$0.86

Weighted average common and common stock equivalent shares outstanding:
Basic	40,432	34,204	38,417	34,091
Diluted	42,380	36,113	40,516	36,037

COMSTOCK RESOURCES, INC.

OPERATING RESULTS

(In thousands)

	Three Months ended September 30,		Nine Months ended September 30,
	2005	2004	2005	2004

Cash flow from operations:
Net cash provided by operating activities	$55,657	$50,934	$155,254	$118,753
Increase (decrease) in accounts receivable	7,460	(6,103)	4,741	(10,776)
Increase (decrease) in other current assets	(1,663)	1,641	(1,659)	802
Decrease (increase) in accounts payable and accrued expenses	(8,076)	(630)	(11,085)	19,966
Cash flow from operations	$53,378	$45,842	$147,251	$128,745

EBITDAX:
Net income	$14,138	$12,318	$19,148	$31,009
Interest expense	4,982	4,803	15,499	15,594
Income tax expense	7,602	6,929	11,469	17,443
Depreciation, depletion and amortization	14,036	15,601	47,368	47,138
Impairment	3,400	—	3,400	—
Equity in earnings of Bois d’Arc Energy	(6,358)	—	54,867	—
Gain on sale of shares by Bois d’Arc Energy	—	—	(28,797)	—
Unrealized loss on derivatives.	17,674	553	20,905	553
Loss from early extinguishment of debt	—	—	—	19,599
Stock-based compensation	1,017	1,118	4,195	3,494
Exploration expense	2,423	6,728	19,709	11,907
EBITDAX	$58,914	$48,050	$167,763	$146,737

	As of September 30,
	2005	2004

Balance Sheet Data:
Current assets	$40,758	$60,692
Property and equipment, net	695,430	741,409
Investment in Bois d’Arc Energy	247,128	—
Other	5,071	73,836
Total assets	$988,387	$875,937

Current liabilities	$70,846	$52,924
Long-term debt	282,000	381,000
Other	102,279	109,673
Stockholders’ equity	533,262	332,340
Total liabilities and stockholders’ equity	$988,387	$875,937

COMSTOCK RESOURCES, INC.

SELECTED OPERATING AND FINANCIAL RESULTS

(In thousands, except as noted and per unit amounts)

For the Three Months ended September 30, 2005

	Comstock Resources(1)	Bois d’Arc(2)	Equity Method Adjustments	Total(3)

Oil production (thousand barrels)	208	117	(117)	208
Gas production (million cubic feet – Mmcf)	7,328	1,585	(1,585)	7,328
Total production (Mmcfe)	8,575	2,290	(2,290)	8,575

Oil sales	$10,960	$7,041	$(7,041)	$10,960
Gas sales	60,659	13,786	(13,786)	60,659
Total oil and gas sales	$71,619	$20,827	$(20,827)	$71,619

Average oil price (per barrel)	$52.71	$59.96		$52.71
Average gas price (per thousand cubic feet – Mcf)	$8.28	$8.70		$8.28
Average price (per Mcf equivalent)	$8.35	$9.10		$8.35
Lifting cost	$10,803	$4,001	$(4,001)	$10,803
Lifting cost (per Mcf equivalent)	$1.26	$1.75		$1.26

For the Nine Months ended September 30, 2005

	Comstock Resources(1)	Bois d’Arc(2)	Equity Method Adjustments	Total(3)

Oil production (thousand barrels)	501	519	(217)	803
Gas production (million cubic feet – Mmcf)	20,874	6,326	(2,818)	24,382
Total production (Mmcfe)	23,881	9,442	(4,124)	29,199

Oil sales	$24,534	$26,567	$(12,021)	$39,080
Gas sales	146,906	46,216	(22,232)	170,890
Total oil and gas sales	$171,440	$72,783	$(34,253)	$209,970

Average oil price (per barrel)	$48.96	$51.16		$48.68
Average gas price (per thousand cubic feet – Mcf)	$7.04	$7.31		$7.01
Average price (per Mcf equivalent)	$7.18	$7.71		$7.19
Lifting cost	$30,171	$13,013	$(6,315)	$36,869
Lifting cost (per Mcf equivalent)	$1.26	$1.38		$1.26

(1)	Excludes Bois d’Arc Energy.
(2)	Comstock owned 60% of Bois d’Arc Energy through May 10, 2005, 48% thereafter.
(3)	Includes Comstock’s proportionate share of Bois d’Arc Energy’s results through May 10, 2005.

COMSTOCK RESOURCES, INC.

SELECTED OPERATING AND FINANCIAL RESULTS

(In thousands, except as noted and per unit amounts)

For the Three Months ended September 30, 2005

	East Texas/ North Louisiana	Southeast Texas	Other	Total Onshore
Oil production (thousand barrels)	23	36	149	208
Gas production (million cubic feet – Mmcf)	3,930	1,389	2,009	7,328
Total production (Mmcfe)	4,069	1,602	2,904	8,575

Oil sales	$1,230	$2,146	$7,584	$10,960
Gas sales	32,226	11,591	16,842	60,659
Total oil and gas sales	$33,456	$13,737	$24,426	$71,619

Average oil price (per barrel)	$53.48	$59.61	$50.90	$52.71
Average gas price (per thousand cubic feet – Mcf)	$8.20	$8.34	$8.38	$8.28
Average price (per Mcf equivalent)	$8.22	$8.57	$8.41	$8.35
Lifting cost	$3,061	$2,212	$5,530	$10,803
Lifting cost (per Mcf equivalent)	$0.75	$1.38	$1.90	$1.26

Acquisition, development and exploration expenditures	$36,910	$2,692	$8,947	$48,549

For the Nine Months ended September 30, 2005

	East Texas/ North Louisiana	Southeast Texas	Other	Total Onshore
Oil production (thousand barrels)	63	122	316	501
Gas production (million cubic feet – Mmcf)	9,854	4,924	6,096	20,874
Total production (Mmcfe)	10,232	5,654	7,995	23,881

Oil sales	$3,183	$6,389	$14,962	$24,534
Gas sales	69,173	35,178	42,555	146,906
Total oil and gas sales	$72,356	$41,567	$57,517	$171,440

Average oil price (per barrel)	$50.52	$52.37	$47.35	$48.96
Average gas price (per thousand cubic feet – Mcf)	$7.02	$7.14	$6.98	$7.04
Average price (per Mcf equivalent)	$7.07	$7.35	$7.19	$7.18
Lifting cost	$11,700	$6,294	$12,177	$30,171
Lifting cost (per Mcf equivalent)	$1.14	$1.11	$1.52	$1.26

Acquisition, development and exploration expenditures	$187,841	$15,654	$92,902	$296,397